UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2006

NORCROSS SAFETY PRODUCTS L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	333-110531	61-1283304
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 425, Oak Brook, IL		60523
(Address of principal executive offices)		(Zip Code)

(630) 572-5715
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On May 29, 2006, Kächele-Cama Latex GmbH (“KCL”), a subsidiary of Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), entered into a managing director employment agreement with Volker H. Laitsch. Pursuant to the agreement, Mr. Laitsch was appointed as sole managing director of KCL. Under the terms of the agreement, Mr. Laitsch is entitled to receive a monthly salary of €15,000 and is eligible to receive a yearly bonus in an amount equal to 5% of KCL’s net income before corporate income tax and possible supplementary taxes. For purposes of this calculation, KCL’s income is increased by (i) all bonus payments based on income, (ii) the trade income tax, (iii) any extraordinary expenses that have been incurred by KCL voluntarily and by resolution of KCL’s shareholders and (iv) the pro rata results of the joint ventures and investments of KCL and reduced by any remuneration payable to supervisory or advisory board members. The minimum annual bonus amount is €25,000, which is payable in December of each year. The remaining portion of the annual bonus, if any, is determined by a shareholders’ resolution and is payable no later than the end of May of the succeeding calendar year.

The agreement is retroactively effective as of July 1, 2005 and can have up to a five year term. Either party may terminate the agreement for the first time as of June 30, 2007 or as of any anniversary of that date that falls during the term of the agreement by providing three months prior notice to the other party. If no such notice is given, the agreement is automatically extended for an additional year. Unless Mr. Laitsch is terminated for cause, KCL is required to pay his compensation (salary and bonus) through the remainder of the current term year of the agreement and, in the event less than three months notice of termination is provided, the following term year of the agreement. The agreement includes a non-compete clause for the duration of the employment period and for the immediately following twelve months to the extent permitted by law.

Pursuant to the agreement, KCL is also required to provide Mr. Laitsch with (i) three month’s paid illness leave, (ii) life insurance and disability insurance, (iii) use of a company car with all expenses paid and (iv) 30 days of vacation.

In addition, on June 9, 2006, the Company, entered into the Incremental Facility Amendment to its Credit Agreement dated July 19, 2005 (the “Amendment”). Under the terms of the Amendment, the Company, the U.S. Borrowers and the Lenders agreed to a total incremental term commitment from the Increasing Lenders of $15,000,000 for acquisition purposes. The Amendment required, among other things, that the proceeds of the incremental term loans be used for permitted acquisitions and the consolidated senior leverage ratio, after giving effect to the use of the proceeds, not exceed 3.25 to 1.00.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORCROSS SAFETY PRODUCTS L.L.C.

Date: June 16, 2006	By:	/s/ David F. Myers, Jr.
David F. Myers, Jr.
Executive Vice President, Chief Financial Officer, Secretary and Manager